UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2016

CAREY CREDIT INCOME FUND – I

(Exact Name of Registrant as Specified in Charter)

Delaware	814-01091	47-2009064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza
New York, New York		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
1.0-for-0.3480 Reverse Stock Split
On February 26, 2016, Carey Credit Income Fund – I (the “Company”) will effect a reverse stock split of the Company’s outstanding common shares (the “Reverse Stock Split”). The Reverse Stock Split will take effect at 12:01 am Eastern Time on February 26, 2016 (the “Effective Time”). At the Effective Time, every issued and outstanding common share of the Company will be converted into 0.3480 common shares of the Company, and therefore the number of outstanding common shares of the Company will be reduced from 13,912.747 to 4,841.636. Additionally, the total number of authorized common shares will also be reduced, on a 1.0-for-0.3480 basis, from 1,000,000,000 to 348,000,000 common shares.  The par value of each common share will remain unchanged.
The Company is a feeder fund that is affiliated with Carey Credit Income Fund (the Master Fund). Under the Company's public offering of common shares (Securities Act File No. 333-198667), the public offering price will be adjusted to $25.00 per common share, the maximum sales load will be $0.75 per common share, and the net proceeds to the Company will be $24.25 per common share. The maximum number of common shares in the public offering will be revised to 37,500,000.
The Company's common shares are available to investors through certain registered investment advisors and other fee-based programs. The Reverse Stock Split was implemented to differentiate the Company's public securities offering from other current and future securities offerings affiliated with the Master Fund that are distributed through transaction-based compensation broker/dealer accounts and other alternative investment distribution channels.

Declaration of Distributions
The distribution rate will be $0.03465 per share per week for the period beginning March 1, 2016 and ending March 29, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAREY CREDIT INCOME FUND – I

Date: February 23, 2016	By:	/s/ Paul S. Saint-Pierre
PAUL S. SAINT-PIERRE
Chief Financial Officer

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